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                                                                     Exhibit 3.1


                               AMENDMENT NO. 1 TO
                              AMENDED AND RESTATED
                       AGREEMENT OF LIMITED PARTNERSHIP OF
                             STAR GAS PARTNERS, L.P.


     THIS AMENDMENT NO. 1 (the "Amendment") dated as of April 17, 2001 TO THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP dated as of March 26, 1999 (the "Partnership Agreement") of STAR GAS PARTNERS, L.P. (the "Partnership"), is entered into by and among STAR GAS LLC, a Delaware limited liability company, as the General Partner, and those persons who are or become partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

                                R E C I T A L S:
                                ---------------

     WHEREAS, the General Partner proposes to enter into a Unit Purchase Rights Agreement dated as of the date hereof (the "Rights Agreement"), with American Stock Transfer & Trust Company, as rights agent (the "Rights Agent"), pursuant to which the Partnership shall, among other things, declare a distribution of one right (a "Right"), to purchase one Class A Common Unit for each outstanding Unit;

     WHEREAS, in order to effect the transactions contemplated by the Rights Agreement, it is necessary to amend the Partnership Agreement as provided herein;

     WHEREAS, the General Partner proposes to further amend the Partnership Agreement to adopt a provision limiting business combinations with interested holders that is substantially the same as Section 203 of the Delaware General Corporation Law; and

     WHEREAS, the General Partner has the authority to adopt certain amendments to the Partnership Agreement without the approval of any Limited Partner or Assignee to reflect, among other things: (i) subject to the terms of Section 4.4 of the Partnership Agreement, any change that is necessary or desirable in connection with the authorization for issuance of any class or series of Partnership Securities pursuant to Section 4.4 and (ii) a change that, in the sole discretion of the General Partner, does not adversely affect the Limited Partners in any material respect.

     NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:

     1. Upon the Distribution Date (as such term is defined in the Rights Agreement), the Partnership Agreement shall be amended automatically as follows:

          a. To incorporate by this reference into the Partnership Agreement as new Article XXXV all of the terms and provisions of the Rights Agreement.

          b. To amend Article V to add the following new Section 5.9:
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"Section 5.9   Special Provisions Relating to Adjustment of Minimum
               Quarterly Distribution and Target Level Distributions in Connection with Rights.

          (a) Upon the date (the "Trigger Date") of a Triggering Event (as defined in the Rights Agreement), the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution (collectively, the "Distribution Levels") shall each automatically be adjusted so that the Distribution Levels thereafter shall equal the result obtained by multiplying the Distribution Levels in effect immediately prior to the date of a Triggering Event by the Distribution Ratio (defined below).

          (b) The distribution ratio (the "Distribution Ratio") shall equal a fraction the numerator of which shall be the number of Units outstanding on the Trigger Date, plus the number of Class A Common Units or other Partnership Securities, as the case may be, that the aggregate exercise price of the Rights would purchase at the current per unit market price for the Common Units on the Trigger Date and the denominator of which shall be the number of Units outstanding on the Trigger Date, plus the number of Class A Common Units or other Partnership Securities, as the case may be, that would be issuable upon the exercise in full of the Rights; provided, however, that if the General Partner shall have exercised the option pursuant to Section 24 of the Rights Agreement to exchange all or a part of the then outstanding and exercisable Rights for Class A Common Units or other Partnership Securities, as the case may be, then the Distribution Ratio shall be adjusted accordingly to reflect the number of Class A Common Units or other Partnership Securities, as the case may be, that would be issuable in connection within such exchange."

          c. To amend Section 15.3 of the Partnership Agreement to add the following new paragraph (f):

               "(f) Notwithstanding anything to the contrary contained herein, following the Distribution Date the Partnership shall not supplement or amend the terms of the Partnership Agreement in any manner that may materially adversely affect the interests of the holders of Rights (other than an Acquiring Person or an Affiliate or an Associate of an Acquiring Person as such capitalized terms are defined in the Rights Agreement)."

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     2. The Partnership Agreement is hereby amended, effective immediately, to add the following new Article XXXVI:

ARTICLE XXXVI

Business Combinations with Interested Holders.

36.1 Limitation on Business Combinations

     (a) Notwithstanding any other provisions of this Agreement, the Partnership shall not engage in any Business Combination (as defined below) with any Interested Holder (as defined below) for a period of 3 years following the time that such Holder became an Interested Holder, unless:

          (1) prior to such time the General Partner approved either the Business Combination or the transaction which resulted in the Holder becoming an Interested Holder, or

          (2) upon consummation of the transaction which resulted in the Holder becoming an Interested Holder, the Interested Holder owned at least 85% of the Outstanding Units at the time the transaction commenced, excluding for purposes of determining the number of Outstanding Units those Units owned by the General Partner and its Affiliates, or

          (3) at or subsequent to such time the Business Combination is approved by the General Partner and authorized at a meeting of Holders, and not by written consent, by the affirmative vote of at least 662/3% of the Outstanding Units which are not owned by the Interested Holder.

     (b)  The restrictions contained in this section shall not apply if:

          (1) The Partnership, by action of its Holders, adopts an amendment to this Agreement expressly electing not to be governed by this section, provided that, in addition to any other vote required by law, such amendment to this Agreement must be approved by the affirmative vote of a majority of the Outstanding Units. An amendment adopted pursuant to this paragraph shall not be effective until 12 months after the adoption of such amendment and shall not apply to any Business Combination between the Partnership and any person who became an Interested Holder on or prior to such adoption;

          (2) a Holder becomes an Interested Holder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient Units so that the Holder ceases to be an Interested Holder and (ii) would not, at any time within the 3 year period immediately prior to a Business Combination between the Partnership and such Holder, have been an Interested Holder but for the inadvertent acquisition of ownership;

          (3) the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this paragraph; (ii) is with or by a Person who either was not an Interested

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Holder during the previous 3 years or who became an Interested Holder with the approval of the General Partner and (iii) is approved or not opposed by a Person that was the General Partner (the "Original General Partner") prior to any Person becoming an Interested Holder during the previous 3 years or was recommended for appointment to succeed such General Partner by the Original General Partner. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Partnership (except for a merger in respect of which no vote of the Holders is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Partnership or of any direct or indirect majority-owned subsidiary of the Partnership (other than to any direct or indirect wholly-owned subsidiary or to the Partnership) having an aggregate market value equal to 50% or more of either the aggregate market value of all of the assets of the Partnership determined on a consolidated basis or the aggregate market value of all the Outstanding Units of the Partnership; or (z) a proposed tender or exchange offer for 50% or more of the Outstanding Units of the Partnership. The Partnership shall give not less then 20 days notice to all Interested Holders prior to the consummation of any of the transactions described in clauses (x) or (y) of the second sentence of this paragraph;

36.2 Definitions Applicable to Article XXXVI

     As used in this section only, the term:

     (a) "Business Combination," when used in reference to the Partnership and any Interested Holder of the Partnership means:

          (i) any merger or consolidation of the Partnership or any direct or indirect majority-owned subsidiary of the Partnership with (A) the Interested Holder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Holder and as a result of such merger or consolidation subsection (a) of this section is not applicable to the surviving entity;

          (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a Holder of the Partnership, to or with the Interested Holder, whether as part of a dissolution or otherwise, of assets of the Partnership or of any direct or indirect majority-owned subsidiary of the Partnership which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Partnership determined on a consolidated basis or the aggregate market value of all the Outstanding Units of the Partnership;

          (iii) any transaction which results in the issuance or transfer by the Partnership or by any direct or indirect majority-owned subsidiary of the Partnership of any securities of the Partnership or of such subsidiary to the Interested Holder, except (A) pursuant to the exercise, exchange or

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     conversion of securities exercisable for, exchangeable for or convertible into securities of the Partnership or any such subsidiary which securities were outstanding prior to the time that the Interested Holder became such,
     (B) pursuant to a merger of the Partnership with or into a single direct or indirect wholly-owned subsidiary of the Partnership in a transaction that would meet the requirements of Section 251(g) of the Delaware General Corporation Law, if the Partnership was a corporation, (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into securities of the Partnership or any such subsidiary which security is distributed, pro rata to all holders of a class or series of securities of such Partnership subsequent to the time the Interested Holder became such,
     (D) pursuant to an exchange offer by the Partnership to purchase Units made on the same terms to all holders of said Units, or (E) any issuance or transfer of Units by the Partnership, provided however, that in no case under (B)-(D) above shall there be an increase in the Interested Holder's proportionate share of the securities of any class or series of the Partnership or of the Units of the Partnership;

          (iv) any transaction involving the Partnership or any direct or indirect majority-owned subsidiary of the Partnership which has the effect, directly or indirectly, of increasing the proportionate share of the securities of any class or series, or securities convertible into the securities of any class or series, of the Partnership or of any such subsidiary which is owned by the Interested Holder, except as a result of immaterial changes due to fractional unit adjustments or as a result of any purchase or redemption of any Units not caused, directly or indirectly, by the Interested Holder; or

          (v) any receipt by the Interested Holder of the benefit, directly or indirectly (except proportionately as a Holder of such Partnership) of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subparagraphs (i)-(iv) above) provided by or through the Partnership or any direct or indirect majority owned subsidiary.

     (b) "control," including the term "controlling," "controlled by" and "under common control with," means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. A Person who is the owner of 20% or more of the outstanding voting securities of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting securities, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

     (c) "Interested Holder" means any Person (other than the Partnership and any direct or indirect majority-owned subsidiary of the Partnership) that (i) is the owner of 15% or more of the Outstanding Units of the Partnership, or (ii) is an affiliate or associate of the Partnership and was the owner of 15% or more of the Outstanding Units of the Partnership at any time within the 3-year period immediately prior to the date an which it is sought to be determined whether such Person is an Interested Holder, and the Affiliates and Associates of such Person; provided, however, that the term "Interested Holder" shall not include any Person whose ownership of Units in excess of the 15% limitation set forth herein is the result of action taken solely by the Partnership provided that such person shall be an Interested Holder if thereafter such Person acquires additional Units, except as a result of further Partnership action not caused, directly or indirectly, by such Person. For the purpose of determining whether a person is an Interested Holder, the Outstanding Units shall include Units deemed to be owned by the Person through application of paragraph (e) of this subsection but shall not include any other unissued Units

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which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

     (d) "Person" means any individual, corporation, partnership, unincorporated association or other entity.

     (e) "owner" including the terms "own" and "owned" when used with respect to any Units means a person that individually or with or through any of its affiliates or associates:

          (i) beneficially owns such Units, directly or indirectly; or

          (ii) has (A) the right to acquire such Units (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of Units tendered pursuant to a tender or exchange offer made by such person or any of such person's affiliates or associates until such tendered Units is accepted for purchase or exchange; or
(B) the right to vote such Units pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any Units because of such person's right to vote such Units if the agreement, arrangement or understanding to vote such Units arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

          (iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of clause (ii) of this paragraph), or disposing of such Units with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such Units.

          3. Capitalized terms that are used herein without definition shall have the meanings ascribed to them in the Partnership Agreement unless otherwise indicated.

          4. The Partnership Agreement, as amended hereby, remains in full force and effect.

          5. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws.

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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                        GENERAL PARTNER:

                                        STAR GAS LLC


                                        By: ____________________________
                                        Name:
                                        Title:


                                        LIMITED PARTNERS:

                                        All Limited Partners now and hereafter
                                        admitted as limited partners of the
                                        Partnership, pursuant to the Powers of
                                        Attorney now and hereafter executed in
                                        favor of, and granted and delivered to,
                                        the General Partner.

                                        By:  STAR GAS LLC

                                        General Partner, as attorney-in-fact for all Limited Partners pursuant to the Powers of Attorney granted pursuant to
                                        Section 1.4 of the Partnership
                                        Agreement.


                                        By: _______________________________
                                        Name:
                                        Title:

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